Exhibit 99.1

Goldman Sachs BDC, Inc. Reports December 31, 2020 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – February 25, 2021

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GSBD” or the “Company”) (NYSE: GSBD) today reported financial results for the fourth quarter ended December 31, 2020 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share for the quarter ended December 31, 2020 was $0.59. Excluding purchase discount amortization per share of $0.11 from the Merger (as defined below), adjusted net investment income per share was $0.48 for the quarter ended December 31, 2020, equating to an annualized net investment income yield on book value of 12.1%;[1]

•	Earnings per share for the quarter ended December 31, 2020 was $1.83. Adjusted earnings per share for the quarter ended December 31, 2020 was $0.94;[1]

•

Net asset value per share for the quarter ended December 31, 2020 increased 2.7% to $15.91 from $15.49 as of September 30, 2020. The Company’s net debt to equity ratio declined to 1.00x as of December 31, 2020 from 1.29x as of September 30, 2020;

•	The Board declared a regular first quarter dividend of $0.45 per share payable to shareholders of record as of March 31, 2021;[2]

•

The Company had record originations during the quarter with new investment commitments of $423.0 million. Fundings of previously unfunded commitments for the quarter were $9.1 million and sales and repayments activity totaled $252.7 million, resulting in a net funded portfolio growth of $64.5 million;[3]

•	On October 12, 2020, the Company completed its previously announced merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”) which more than doubled the Company’s asset base.

•

As of December 31, 2020, the Company’s total investments at fair value and commitments were $3,485.7 million, comprised of investments in 123 portfolio companies across 39 industries. The investment portfolio was comprised of 96.5% senior secured debt, including 82.4% in first lien investments;[4]

•

As of December 31, 2020, investments on non-accrual status represented 0.3% and 0.7% of the total investment portfolio at fair value and amortized cost, respectively, compared to 0.1% and 0.9% as of September 30, 2020;

•

On November 24, 2020, the Company closed a public offering of $500.0 million aggregate principal amount of unsecured notes due 2026 (the “2026 Notes”). The 2026 Notes bear interest at a fixed rate of 2.875%. The proceeds from the sale of the 2026 Notes were used to repay the Secured Revolving Credit Facility.

•	As of December 31, 2020, 62% of the Company’s approximately $1,644.4 million of total debt outstanding was in unsecured debt and 38% in secured debt;

•	Subsequent to quarter-end, Fitch’s reaffirmed the Company’s investment grade (IG) rating of BBB- and revised the outlook to stable from negative.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of December 31, 2020	As of September 30, 2020
Investment portfolio, at fair value[4]	$3,242.8	$1,431.2
Total debt outstanding[5]	$1,644.4	$920.1
Net assets	$1,615.1	$626.4
Net asset value per share	$15.91	$15.49
Net debt to equity	1.00x	1.29x

(in $ millions, except per share data)	Three Months Ended December 31, 2020	Three Months Ended September 30, 2020
Total investment income	$78.9	$31.5
Net investment income after taxes	$55.3	$18.2
Less: Purchase discount amortization	10.1	—
Adjusted net investment income after taxes[1]	$45.2	$18.2
Net realized and unrealized gains (losses)	$117.4	$14.2
Less: Realized/Unrealized gains from the purchase discount	73.9	—
Adjusted net realized and unrealized gains (losses)[1]	$43.5	$14.2
Net increase in net assets resulting from operations	$172.6	$32.4
Less: Purchase discount amortization	10.1	—
Less: Realized/Unrealized gains from the purchase discount	73.9	—
Adjusted net increase in net assets resulting from operations[1]	$88.6	$32.4
Net investment income per share (basic and diluted)	$0.59	$0.45
Less: Purchase discount amortization per share	0.11	—
Adjusted net investment income per share[1]	$0.48	$0.45
Earnings per share (basic and diluted)	$1.83	$0.80
Less: Purchase discount amortization per share	0.11	—
Less: Realized/Unrealized gains from purchase discount per share	0.78	—
Adjusted earnings per share[1]	$0.94	$0.80
Weighted Average Shares Outstanding	94.2	40.4
Regular distribution per share	$0.45	$0.45

Total investment income for the three months ended December 31, 2020 and September 30, 2020 was $78.9 million and $31.5 million, respectively. The increase in investment income was primarily driven by the interest-bearing investments acquired as part of the Merger and the amortization of the purchase discount from the Merger.

Net expenses before taxes for the three months ended December 31, 2020 and September 30, 2020 were $23.4 million and $12.9 million, respectively. Net expenses increased by $10.5 million as a result of an increase in borrowings, as well as an increase in management fees and net incentive fees.

INVESTMENT ACTIVITY4

Summary of Investment Activity for the three months ended December 31, 2020 was as follows:

	New Investment Commitments			Sales and Repayments
Investment Type	$ Millions		% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$415.4		97.8%	$181.3	71.7%
1st Lien/Last-Out Unitranche	9.0		2.1	0.2	0.1
2nd Lien/Senior Secured Debt	0.4		0.1	49.3	19.5
Unsecured Debt	—		—	6.5	2.6
Preferred Stock	0.0	[9]	0.0 [9]	15.4	6.1

Total	$424.8		100.0%	$252.7	100.0%

During the three months ended December 31, 2020, new investment commitments and fundings were across thirteen new portfolio companies and nine existing portfolio companies. Sales and repayments were primarily driven by the full repayment of investments in six portfolio companies.3

PORTFOLIO SUMMARY4

As of December 31, 2020, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$2,527.0	78.0%
1st Lien/Last-Out Unitranche	143.2	4.4
2nd Lien/Senior Secured Debt	457.8	14.1
Unsecured Debt	0.3	0.0
Preferred Stock	48.1	1.5
Common Stock	65.4	2.0
Warrants	1.0	0.0
Total	$3,242.8	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	December 31, 2020	September 30, 2020
Number of portfolio companies	123	110
Percentage of performing debt bearing a floating rate[6]	99.1%	98.6%
Percentage of performing debt bearing a fixed[6]	0.9%	1.4%
Weighted average yield on debt and income producing investments, at amortized cost[7]	8.7%	8.3%
Weighted average yield on debt and income producing investments, at fair value[7]	8.9%	10.4%
Weighted average leverage (net debt/EBITDA)[8]	6.0x	5.7x
Weighted average interest coverage[8]	2.6x	2.6x
Median EBITDA[8]	$34.2 million	$34.7 million

As of December 31, 2020, investments on non-accrual status represented 0.3% and 0.7% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2020, the Company had $1,644.4 million of total principal amount of debt outstanding, comprised of $629.4 million of outstanding borrowings under its Secured Revolving Credit Facility, $155.0 million of convertible notes, $360.0 million of unsecured notes due 2025, and $500.0 million of unsecured notes due 2026. The combined weighted average interest rate on debt outstanding was 3.17% for the year ended December 31, 2020. As of December 31, 2020, the Company had $1,066.3 million of availability under its revolving credit facility and $32.1 million in cash and cash equivalents.5,10

The Company’s average and ending net debt to equity leverage ratio was 1.01x and 1.00x, respectively, for the three months ended December 31, 2020, as compared with 1.33x and 1.29x, respectively, for the three months ended September 30, 2020.11

CONFERENCE CALL

The Company will host an earnings conference call on Friday, February 26, 2021 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 8066959. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on February 26, 2021 through March 26, 2021.

To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 8066959. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our Merger with MMLC. The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues. The consideration paid to MMLC’s stockholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with GAAP, we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the initial recognition of the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income after taxes, ii) Adjusted net realized and unrealized gains (losses); and iii) Adjusted net increase in net assets resulting from operations. We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)	The $0.45 per share dividend is payable on April 27, 2021 to stockholders of record as of March 31, 2021.
3)	Amounts exclude assets acquired from the Merger.
4)

The discussion of the investment portfolio excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of December 31, 2020, the Company did not have an investment in the money market fund.

5)	Total debt outstanding includes netting of debt issuance costs of $17.3 million and $8.5 million, respectively, as of December 31, 2020 and September 30, 2020.
6)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing stock investments and excludes investments, if any, placed on non-accrual.

7)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

8)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount to EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of December 31, 2020 and September 30, 2020, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 33.1% and 29.1%, respectively, of total debt investments at fair value. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

9)	Amount rounds to $0.0 million.
10)

The Company’s revolving credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of December 31, 2020. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

11)	The ending net debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,089,481 and $1,338,268)	$3,135,745	$1,298,133
Non-controlled affiliated investments (cost of $64,699 and $83,460)	87,211	82,580
Controlled affiliated investments (cost of $28,400 and $88,119)	19,810	73,539

Total investments, at fair value (cost of $3,182,580 and $1,509,847)	$3,242,766	$1,454,252
Cash	32,137	9,409
Receivable for investments sold	2,600	93
Unrealized appreciation on foreign currency forward contracts	—	32
Interest and dividends receivable	21,593	5,702
Deferred financing costs	11,350	4,427
Other assets	1,916	1,360

Total assets	$3,312,362	$1,475,275

Liabilities
Debt (net of debt issuance costs of $17,323 and $3,680)	$1,627,060	$769,727
Interest and other debt expenses payable	10,163	2,304
Management fees payable	5,945	3,653
Incentive fees payable	2,665	1,850
Distribution payable	45,690	18,165
Unrealized depreciation on foreign currency forward contracts	355	—
Accrued expenses and other liabilities	5,343	3,451

Total liabilities	$1,697,221	$799,150

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 101,534,370 and 40,367,071 shares issued and outstanding as of December 31, 2020 and December 31, 2019)	102	40
Paid-in capital in excess of par	1,621,813	778,132
Distributable earnings	(5,353)	(100,626)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$1,615,141	$676,125

TOTAL LIABILITIES AND NET ASSETS	$3,312,362	$1,475,275

Net asset value per share	$15.91	$16.75

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Years Ended December 31,
	2020	2019	2018
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$157,610	$133,550	$122,600
Payment-in-kind	4,864	1,052	761
Other income	1,081	2,527	2,064
From non-controlled affiliated investments:
Interest income	4,931	2,766	2,545
Payment-in-kind	1,127	1,107	6,235
Dividend income	198	178	148
Other income	1,311	49	37
From controlled affiliated investments:
Payment-in-kind	1,605	2,311	1,791
Interest income	232	271	—
Dividend income	—	3,450	10,550

Total investment income	$172,959	$147,261	$146,731

Expenses:
Interest and other debt expenses	$39,900	$36,313	$26,232
Management fees	16,846	14,696	15,971
Incentive fees	35,845	9,220	13,988
Professional fees	2,512	2,954	3,083
Directors’ fees	640	465	461
Other general and administrative expenses	2,877	2,469	2,578

Total expenses	$98,620	$66,117	$62,313

Fee waivers	(36,986)	(394)	—

Net expenses	$61,634	$65,723	$62,313

NET INVESTMENT INCOME BEFORE TAXES	$111,325	$81,538	$84,418

Income tax expense, including excise tax	$1,429	$1,819	$1,582

NET INVESTMENT INCOME AFTER TAXES	$109,896	$79,719	$82,836

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(6,611)	$(31,278)	$1,722
Non-controlled affiliated investments	3,545	(7,226)	9
Controlled affiliated investments	(40,688)	(629)	—
Foreign currency forward contracts	82	151	7
Foreign currency transactions	63	(47)	(189)
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	86,400	(13,530)	(23,558)
Non-controlled affiliated investments	23,391	16,731	(3,551)
Controlled affiliated investments	5,990	(8,682)	(3,653)
Foreign currency forward contracts	(388)	(57)	89
Foreign currency translations	(5,563)	823	688

Net realized and unrealized gains (losses)	$66,221	$(43,744)	$(28,436)

(Provision) benefit for taxes on realized gain/loss on investments	(96)	121	(446)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	92	52	(276)

NET INCREASE IN NET ASSETS FROM OPERATIONS	$176,113	$36,148	$53,678

Weighted average shares outstanding	53,940,573	40,313,662	40,184,715
Net investment income per share (basic and diluted)	$2.04	$1.98	$2.06
Earnings per share (basic and diluted)	$3.26	$0.90	$1.34

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of the Company and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Itai Baron, 212-855-9892

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.